Chimerix Announces First Quarter 2014 Financial Results

Management to hold conference call today at 8:30am ET

DURHAM, NC, May 9, 2014 – Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today reported financial results for the first quarter 2014.

Recent Company Highlights

•	Brincidofovir Phase 3 SUPPRESS Trial

The Company is currently enrolling patients in the Phase 3 SUPPRESS trial of brincidofovir for the prevention of cytomegalovirus (CMV) in recipients of hematopoietic cell transplants (HCT), also known as bone marrow transplantation. CMV, a DNA virus, remains the most common cause of fatal infections in HCT recipients. Enrollment of the planned 450 subjects is on track to deliver pivotal data in mid-2015.

•	Initiation of Brincidofovir Pilot Trial for the Treatment of Adenovirus Infection

In March 2014, Chimerix, in collaboration with the U.S. Food and Drug Administration (FDA), initiated the pilot portion of a Phase 3 protocol to evaluate brincidofovir for the treatment of adenovirus infections in immunocompromised pediatric and adult patients. The final study design for the Phase 3 study is anticipated in 2H2014, and is likely to include evaluation of two durations of brincidofovir therapy for the treatment of disseminated adenovirus infection. The Company is currently in discussions with the FDA to finalize the design of a pivotal trial that is intended to support approval of brincidofovir for the treatment of adenovirus infection.

•	Publication of Clinical Data Supporting Brincidofovir’s Activity in Adenovirus Infection and its Favorable Safety and Tolerability Profile

In April 2014, at the European Society for Blood and Marrow Transplantation (EBMT) meeting, a summary of brincidofovir safety data from two placebo-controlled studies and an expanded access trial of brincidofovir were presented. Brincidofovir therapy showed no evidence of negative effects on white blood cell production and no evidence of negative effects on the new bone marrow graft. The hematologic safety profile has allowed brincidofovir to begin dosing in the first days following HCT in the Phase 3 SUPPRESS trial, to evaluate potential protection against viral infections that can occur as early as the first week following transplant.

In February 2014, at the Blood and Marrow Transplant (BMT) Tandem meeting the safety profile of brincidofovir in over 100 high-risk pediatric patients, including children less than two years of age was presented. The Company presented data on adenovirus infection and the potential for brincidofovir in these patients. These oral presentations suggested that brincidofovir may be well tolerated in highly immunocompromised pediatric patients and may have antiviral activity against adenovirus, a DNA virus with a high mortality rate that has no available therapy.

CHIMERIX, INC. 2505 Meridian Parkway, #340 Durham, NC 27713	1	Tel: (919) 806-1074 Fax: (919) 806-1146

M. Michelle Berrey, MD, MPH, President, CEO, and Chief Medical Officer said, “The primary focus of the Company continues to be the successful completion of our brincidofovir Phase 3 SUPPRESS clinical study and obtaining regulatory approval for the prevention of cytomegalovirus in adult hematopoietic cell transplant recipients. The initiation of brincidofovir in a pilot study for the treatment of life-threatening adenovirus infection in children and adults, in addition to our recently presented data further demonstrates brincidofovir’s potential against a broad spectrum of viruses in areas of high unmet medical need and its favorable safety and tolerability profile for these indications.”

First Quarter 2014 Financial Results

Chimerix reported a net loss of $10.4 million, or $.39 per basic and diluted share, for the first quarter of 2014. During the same period in 2013, Chimerix recorded a net loss of $9.1 million, or $22.58 per basic and diluted share.

Revenues for the first quarter of 2014 decreased to $780,000, compared to $1.8 million for the same period in 2013, due to a decrease in the first quarter of 2014 in reimbursable expenses associated with Chimerix’s ongoing contract with the Biomedical Advanced Research and Development Authority (BARDA).

Research and development expenses were $8.3 million for the first quarter of 2014, compared to $6.8 million for the same period in 2013. This increase is primarily due to the effect of increased costs related to the ongoing enrollment of the Phase 3 SUPPRESS trial and growth of the Company’s clinical, regulatory, and development groups. General and administrative expenses increased to $2.7 million for the first quarter of 2014, compared to $1.5 million for the same period in 2013. The increase primarily relates to costs associated with the growth of the business and operating as a publicly-traded company.

Loss from operations was $10.2 million for the first quarter of 2014, compared to a loss from operations of $6.5 million for the same period in 2013. The variance is due primarily to the decrease in revenue related to the BARDA contract along with the increase in costs related to the Phase 3 SUPPRESS trial and general and administrative expenses.

Interest expense was $196,000 in the first quarter of 2014, compared to $356,000 in the same period in 2013. The decrease is based upon a declining outstanding loan payable principal balance, as the Company continued to pay down debt.

For the first quarter of 2014, there were no fair value of warrant charges as all of the outstanding preferred warrants converted to common stock warrants upon the completion of the IPO in April 2013. For the first quarter of 2013, the company recorded a $2.2 million expense, due to the change in company valuation.

Chimerix’s balance sheet at March 31, 2014, included $99.9 million in cash and cash equivalents and short term investments, $8.5 million in debt and approximately 26.9 million outstanding shares of common stock.

CHIMERIX, INC. 2505 Meridian Parkway, #340 Durham, NC 27713	2	Tel: (919) 806-1074 Fax: (919) 806-1146

Today’s Conference Call and Webcast

Chimerix will host a conference call and live audio webcast to discuss its first quarter 2014 financial results today at 8:30 a.m. ET. To access the live conference call, please dial 877-354-4056 (domestic) or 678-809-1043 (international) at least five minutes prior to the start time and refer to conference ID 32262182.

A live audio webcast of the call will also be available on the Investors section of Chimerix’s website, www.chimerix.com. An archived webcast will be available on the Chimerix website approximately two hours after the event.

About Brincidofovir (CMX001)

Chimerix's lead product candidate, brincidofovir, has the potential to be the first broad-spectrum antiviral for the prevention and treatment of clinically significant infections caused by DNA viruses. Brincidofovir is an oral nucleotide analog that has shown broad-spectrum in vitro antiviral activity against all five families of DNA viruses that affect humans, including viruses in the herpesvirus family and adenoviruses (AdV). Brincidofovir has shown no evidence of kidney or bone marrow toxicity in nearly 900 patients exposed to date. Building on the positive Phase 2 results in CMV prevention, Chimerix initiated the Phase 3 SUPPRESS trial in 2013. If positive, data from SUPPRESS will support Chimerix's initial regulatory submission for brincidofovir for the prevention of CMV infection in adult HCT recipients. Chimerix recently initiated a Phase 3 trial in AdV, an often-fatal viral infection with no approved treatment; enrollment is ongoing for the pilot portion of that trial. Chimerix is also working with BARDA to develop brincidofovir as a medical countermeasure against smallpox. Brincidofovir has received Fast Track designation from the FDA for CMV, AdV, and smallpox.

About Cytomegalovirus (CMV)

CMV is a member of the herpes virus family and remains the most common cause of fatal infections in HCT recipients. Two-thirds of adults have been exposed to CMV, generally in childhood, with lifelong viral latency established following the initial infection. In immunocompromised individuals such as transplant recipients, CMV often reactivates during the post-transplant period when the immune system is weak. CMV itself is immunosuppressive and reactivation of the virus can predispose a patient to other opportunistic infections. No therapies are approved for the prevention of CMV in HCT recipients.

About Adenovirus (AdV)

AdV causes upper respiratory infections including the common cold in individuals with intact immune systems, but is often rapidly fatal in patients with compromised immune responses. AdV is most common during the post-transplant period when the immune system is weak. No therapies are approved for the treatment of AdV.

About Chimerix

Chimerix is a biopharmaceutical company dedicated to developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix’s proprietary technology has given rise to two clinical-stage nucleotide analog lipid-conjugates, brincidofovir and CMX157, both of which have demonstrated the potential for enhanced activity and safety in convenient, orally administered dosing regimens. Chimerix is currently enrolling SUPPRESS, a Phase 3 study of brincidofovir for the prevention of CMV, and the pilot portion of a Phase 3 study of brincidofovir treatment for adenovirus infection. Chimerix is also working with BARDA to develop brincidofovir as a medical countermeasure against smallpox. Chimerix’s second product candidate, CMX157, was licensed to Merck in July 2012 for the treatment of HIV infections. For further information, please visit Chimerix’s website, www.chimerix.com.

CHIMERIX, INC. 2505 Meridian Parkway, #340 Durham, NC 27713	3	Tel: (919) 806-1074 Fax: (919) 806-1146

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix’s filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CHIMERIX CONTACT:

Joseph T. Schepers

Executive Director, Investor Relations and Corporate Communications

ir@chimerix.com

919-287-4125

CHIMERIX, INC. 2505 Meridian Parkway, #340 Durham, NC 27713	4	Tel: (919) 806-1074 Fax: (919) 806-1146

CHIMERIX, INC.

BALANCE SHEETS

(in thousands)

(unaudited)

	March 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$37,421	$109,976
Short-term investments, available-for-sale	62,500	-
Accounts receivable	89	248
Prepaid and other current assets	1,691	2,765
Deferred financing costs, current portion	20	20
Total current assets	101,721	113,009

Property and equipment, net of accumulated depreciation	387	338
Deposits	32	30
Deferred financing costs, less current portion	13	10
Total assets	$102,153	$113,387

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,806	$2,214
Accrued liabilities	1,894	2,420
Loan payable, current portion	5,590	5,573
Total current liabilities	9,290	10,207

Other long-term liabilities	350	347
Loan payable, less current portion	2,889	4,294
Total liabilities	12,529	14,848

Stockholders’ equity:
Preferred stock	-	-
Common stock	27	26
Additional paid-in capital	262,739	261,243
Accumulated other comprehensive loss	(32)	-
Accumulated deficit	(173,110)	(162,730)
Total stockholders’ equity	89,624	98,539
Total liabilities and stockholders’ equity	$102,153	$113,387

CHIMERIX, INC. 2505 Meridian Parkway, #340 Durham, NC 27713	5	Tel: (919) 806-1074 Fax: (919) 806-1146

CHIMERIX, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013

Revenues:
Contract revenue	$780	$1,771
Total revenues	780	1,771

Operating expenses:
Research and development	8,292	6,783
General and administrative	2,672	1,536

Loss from operations	(10,184)	(6,548)

Other expense:
Other expense, net	(196)	(356)
Fair value adjustments to warrant liability	-	(2,203)

Net loss	(10,380)	(9,107)

Other comprehensive loss:
Unrealized loss on securities available-for-sale	(32)	(1)

Comprehensive loss	$(10,412)	$(9,108)
Per share information:
Net loss per common share, basic & diluted	$(0.39)	$(22.58)
Weighted-average shares outstanding, basic & diluted	26,762,264	1,534,016

CHIMERIX, INC. 2505 Meridian Parkway, #340 Durham, NC 27713	6	Tel: (919) 806-1074 Fax: (919) 806-1146